Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

ENTEROMEDICS ANNOUNCES $20 MILLION DEBT FINANCING

ST. PAUL, Minn., November 21, 2008 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced that the Company has closed a new $20 million working capital loan, replacing its existing debt agreement. Silicon Valley Bank, Western Technology Investment and Horizon Technology Management LLC are providing the financing.

Proceeds from the loan will supplement the Company’s $28.6 million in cash, cash equivalents and short-term investments as of September 30, 2008, and will be used to repay the existing balance of the Company’s working capital loan, to fund clinical studies and for general corporate needs. The loan requires interest only payments until June 2009, followed by principal and interest payments amortized over the next 30 months. The loan agreement is part of EnteroMedics’ long-range capital plan, including additional cash financing in 2009, which allows the Company to reach its projected Food and Drug Administration approval date for use of the Maestro System™ in obesity, following positive data from the EMPOWER pivotal trial.

“This financing, which comes at a time of unprecedented market uncertainty, is a meaningful vote of confidence in the Company and its technology from three highly regarded venture lending companies,” said President and CEO Mark B. Knudson, Ph.D. “These steps to add capital allow us to fund operations well into 2010, a period of significant consequence which includes pivotal data from the EMPOWER study in obesity as well as additional data in diabetes and hypertension, and reduce our dependence on the volatile capital markets over the next 12 to 18 months.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company's Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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